ROYALTY OPTION AGREEMENT

BETWEEN

Dorato Resources Inc.

- and -

Franco-Nevada Corporation

August 18, 2008

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

ARTICLE 2
GRANT AND EXERCISE OF OPTION

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF DORATO

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF FRANCO

ARTICLE 5
COVENANTS

ARTICLE 6
CLOSING

ARTICLE 7
OBLIGATIONS AND LIABILITIES

ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

ARTICLE 9
MISCELLANEOUS

THIS ROYALTY OPTION AGREEMENT is dated as of the 18th day of August, 2008, by and between Dorato Resources Inc., a corporation organized under the laws of British Columbia, whose address for purposes hereof is 507-837 West Hastings Street, Vancouver, British Columbia, V6C 3N6 ("Dorato") and Franco-Nevada Corporation, a corporation organized under the laws of the Province of Ontario, Canada, whose address for purposes hereof is Exchange Tower, 130 King Street West, Suite 740, PO Box 467, Toronto, Ontario M5X 1E4 ("Franco").

RECITALS

A. Dorato entered into that certain Subscription Agreement dated August 18, 2008 with Franco under which Franco agreed to purchase and Dorato agreed to issue 1,500,000 shares of Dorato stock at a price and under terms and conditions provided therein;

B. As additional consideration for Franco's subscription, Dorato agreed to grant to Franco an option to purchase a net smelter return royalty upon the production from the mineral property (as hereafter defined).

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby confessed and acknowledged, Dorato and Franco agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"**Affiliate**" with respect to a person means another person which is controlled by, controls or is under common control with the first mentioned person, and "**control**" for this purpose means the ownership of or control or direction over, directly or indirectly, more than 50% of the voting power attached to the outstanding voting securities of the relevant person or of sufficient voting securities of such person that the holder has the right to control the election or appointment of a majority of the directors or persons acting in a substantially similar capacity (if applicable) of such person;

"**Agreement**" means this Agreement, including its recitals and Schedules, as amended and supplemented;

"**Business Day**" means any day other than a Saturday, Sunday or any statutory holiday in the Province of Ontario, Canada, or federal statutory holiday in the United States;

"**Closing**" means the closing of the Purchase and Sale of the Royalty (as hereinafter defined) in accordance with Article 6 hereof;

"**Data**" means all files, ledgers and correspondence, reports, texts, notes, engineering, environmental and feasibility studies, data, specifications, memoranda, invoices, receipts, accounts, accounting records and books, financial statements, financial working papers and all other records and documents of any nature or kind whatsoever, including, without limitation, those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage including, without limitation, any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not (and all software, passwords and other information and means of or for access thereto);

"**Encumbrance**" means, whether or not registered or registrable or recorded or recordable, and regardless of how created or arising:

(a) any mortgage, assignment of receivable, lien, encumbrance, adverse claim, charge, execution, title defect, exception, reservation, easement, encroachment, servitude, restriction on use, right of pre-emption, right of first refusal, privilege, security interest, hypothec or pledge, whether fixed or floating, against assets or property (whether real, personal, mixed, tangible or intangible), conditional sales contract, title retention agreement, and a subordination to any right or claim of others in respect thereof

(b) a claim, interest or estate against or in assets or property (whether real, personal, mixed, tangible or intangible), granted to or reserved or taken by any Person;

(c) an option or other right to acquire, or to acquire any interest in, any assets or property (whether real, personal, mixed, tangible or intangible);

(d) any other encumbrance of whatsoever nature and kind against assets or property (whether real, personal, mixed, tangible or intangible); and

(e) any contract to create, or right capable of becoming, any of the foregoing;

" **Expert**" shall have the meaning ascribed in Section 2.4 below;

"**Governmental Authority**" means any federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, including any political subdivision of any of the foregoing, any multi-national organization or body comprised of one of the foregoing, any agency, department, commission, board, bureau, court, tribunal or other authority thereof, or any quasi-governmental or private body exercising any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature;

"**Law**" means any law, statute, regulation, by-law, order, ruling, decision, arbitration award, judgment, decree, ordinance, treaty, proclamation, convention, rule or requirement of, and the terms of any authorization issued by, any Governmental Authority;

"**Mineral Property**", means all of the mineral rights, mineral claims, mining leases, permits and concessions and other property interests more particularly described in

Schedule A, including new or replacement claims, leases, permits or concessions or other after-acquired rights or interests covering all or part of the same land;

"**Purchase Price**" has the meaning given to it in Section 2.3;

"**Royalty**" means all of the right, title and interest of Franco in that certain net smelter return royalty more particularly described in the Royalty Agreement hereinafter defined below;

"**Royalty Agreement**" means the Royalty Agreement to be entered into upon the exercise of Franco's option, substantially conforming to that attached hereto as Schedule B;

"**Royalty Net Present Value**" shall have the meaning ascribed in Section 2.3 below; and

"**Royalty Percentage**" means the percentage royalty rate applicable to Franco's option as set forth in Section 2.3 below.

1.2 Gender, Number and Other Terms

In this Agreement, unless the context otherwise requires, words importing the singular number only shall include the plural and *vice versa*, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, Governmental Authorities and other legal or business entities of any kind whatsoever, "or" is not exclusive and the word "including" means "including without limitation" and the word "include" means "include without limitation".

1.3 Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section or other subdivision or to a Schedule refers to the specified Article, Section or other subdivision of, or Schedule to, this Agreement.

1.4 Statutes

Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant to it, with all amendments thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.

1.5 Contra Preferentum

The parties waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

1.6 Currency

Except where otherwise expressly provided, all monetary amounts in this Agreement are stated and shall be paid in United States currency.

1.7 Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Colorado and the federal laws of the United States applicable therein and all disputes and claims, whether for damages, specific performance, injunction, declaration or otherwise, both at law and in equity, arising out of, or in any way connected with, this Agreement will be referred to the courts of the State of Colorado or, if applicable, the United States District Court for the District of Colorado.

ARTICLE 2
GRANT AND EXERCISE OF OPTION

2.1 Grant of Option; Term; Exercise of Option

Dorato hereby grants to Franco the exclusive option to purchase the Royalty, stated as a percentage of the net smelter returns determined pursuant to Section 2.2 below, from the production from the Mineral Property for a Purchase Price determined in accordance with Section 2.3 below. The option will expire the sooner of the expiration or termination of the concessions or other property comprising the Mineral Property, or sixty (60) days following a decision by Dorato or its successor(s) and permitted assigns to construct a mine; provided that in the event Dorato shall dispute the Purchase Price determined by Franco in its notice of exercise in the manner set out below, the option shall expire sixty (60) days following final determination of the Purchase Price, either by mutual agreement or by determination by an Expert as provided in Section 2.4 below, Franco may exercise its option by providing Dorato timely notice of that intention setting out the Royalty Percentage and Purchase Price and time and place of closing. The closing of the purchase of sale of the Royalty shall be in accordance with Article 6 below.

2.2 Royalty Percentage

The Royalty Percentage applicable to Franco's option shall be determined with reference to the average of the pm fixings of the London Metals Exchange for the thirty (30) days immediately preceding the date of Franco's notice of exercise of the option (the "Average Gold Price"). The Royalty Percentage shall be one percent (1%) if the Average Gold Price is less than US $900/oz, or two percent (2%) if the Average Gold Price is greater than US $900/oz.

2.3 Purchase Price

The option may be exercised at a Purchase Price equal to the Royalty Net Present Value, which for purposes hereof shall mean the after tax net present value to Franco of the royalty revenue of the production of gold and silver using the Royalty Percentage and a 7 ½% discount rate applied to the base case model assumptions in the feasibility study supporting the decision to construct the mine. The Purchase Price set out in Franco's notice of exercise shall be

deemed to be the Purchase Price for the Closing unless Dorato shall within five (5) Business Days following receipt of Franco's notice provide written notice to Franco objecting to Franco's Purchase Price determination and asserting an alternative Purchase Price calculation that differs materially from Franco's by 5% or more. If the Parties cannot agree upon the Purchase Price, within five (5) Business Days following Franco's receipt of Dorato's notice, the dispute shall be committed to resolution by an Expert as provided in Section 2.4 below.

2.4 Dispute Resolution Concerning Purchase Price Determination

(a) Any dispute between the Parties with respect to the Royalty Percentage or the Purchase Price shall be referred to an independent Expert with the experience and technical expertise to perform the calculation of Royalty Net Present Value as provided in this Agreement. If within the five (5) Business Days following Franco's receipt of Dorato's notice, the parties fail to agree on a Expert, then the Parties shall appoint SRK Consulting, Denver Colorado.

(b) The Expert shall be instructed to:

(i) determine the Royalty Net Present Value within the shortest practicable time; and

(ii) deliver a report stating his opinion and shall include the documentation supporting his determination.

(c) The Expert shall determine the procedures for the conduct of the process in order to resolve the dispute and must provide each Party with a fair opportunity to make submissions in relation to the matter in issue. Prior to the resolution of a dispute, the Parties must continue to perform their respective obligations under this Agreement insofar as those obligations are not the subject matter of the dispute.

(d) The determination of the Expert shall be final and binding on the Parties without appeal so far as the law allows and except in the case of manifest error or where either Party has not been provided with a fair opportunity to make submissions in relation to the matter in issue.

(e) The Expert shall determine the Purchase Price for Closing to be the amount determined and disclosed in its notice by that Party which is closer to the determination made by the Expert, that Party deemed to be the "Prevailing Party." The cost of the Expert and the costs of the proceeding concerning the Purchase Price determination shall be borne by the Party other than the Prevailing Party.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF DORATO

3.1 General Representations and Warranties of Dorato

Dorato represents and warrants to Franco as follows and acknowledges that Franco is relying on the following representations and warranties in connection with the consummation of the transactions contemplated by this Agreement:

(a) **Status.** Dorato is a duly incorporated and validly existing corporation under the laws of British Columbia, Canada, as amended or supplemented, is in good standing with respect to the filing of annual reports in the office of the Registrar, has never been struck from the register maintained by the Registrar or dissolved or liquidated, and has full power and capacity to sell the Royalty and to enter into, and perform all its obligations under, this Agreement.

(b) **Due Authorization.** The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Dorato pursuant to this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Dorato, and this Agreement has been duly executed and delivered by Dorato and constitutes a legal, valid and binding obligation of Dorato enforceable against Dorato in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(c) **Non-Contravention.** Neither the execution and delivery of this Agreement nor the completion and performance of the transactions contemplated hereunder will result in a breach of or default under, or be contrary to, any of the provisions of the charter documents of Dorato or any indenture, contract, agreement or instrument to which Dorato is a party or by which Dorato is bound.

(d) **Enforceability.** This Agreement has been, and each document, instrument and agreement to be delivered on Closing to which Dorato is a party will on Closing be, duly executed and delivered by Dorato and this Agreement constitutes, and each such closing document, instrument and agreement to which Dorato is a party will on Closing constitute, a legal, valid and binding obligation of Dorato enforceable against Dorato in accordance with its terms.

3.2 Representations and Warranties of Dorato as to the Mineral Property

Dorato represents and warrants to Franco as follows as of the Closing and acknowledges that Franco is relying on the following representations and warranties in connection with the consummation of the transactions contemplated by this Agreement:

(a) **No Encumbrances**. The property rights comprising the Mineral Property are free and clear of all Encumbrances and, as of the exercise of Franco's option and the closing of the purchase and sale of the Royalty, such Royalty shall be transferred to Franco free and clear of all Encumbrances.

(b) **No Adverse Implications**. Neither the execution and delivery of this Agreement nor the completion and performance of the transactions contemplated by this Agreement will:

(i) give any person, other than Franco or its Affiliates, the right to terminate, cancel or amend any contractual or other right of Dorato where such termination, cancellation or removal would have a material adverse effect on the Royalty;

(ii) result in the creation of any Encumbrance on any of the mineral properties or in a breach of or a default under any contract, permit or other agreement or in the crystallization of any floating charge on, or the acceleration of any rights or obligations in respect of, any of the Mineral Property; or

(iii) give rise to any right of first offer, pre-emptive right, right of first refusal or other right to purchase.

(c) **Adverse Proceedings**. There are no current, pending or, to the best of Dorato's knowledge, after due inquiry, threatened proceedings by or against Dorato or any Affiliate of Dorato relating to the Mineral Property. Dorato is not aware of any basis for any other proceeding which, if pursued, would have a significant likelihood of having a material adverse effect on any of the Mineral Property or the Royalty.

(d) **Approvals**. There is no consent, approval, authorization, release, waiver or other action of, or any registration, declaration, filing or notice with or to, any Governmental Authority, or other person that is required for the execution or delivery by Dorato of this Agreement, or the completion or performance by Dorato of this Agreement.

(e) **No Adverse Knowledge**. Except as disclosed in this Agreement, after due enquiry, Dorato has no information or knowledge of any fact relating to any of the Mineral Property, or the transactions contemplated by this Agreement which might reasonably be expected to have a material adverse effect on the Royalty.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF FRANCO

4.1 Representations and Warranties of Franco

Franco represents and warrants to Dorato as follows and acknowledges that Dorato is relying upon the following representations and warranties in connection with the consummation of the transactions contemplated by this Agreement:

(a) **Status**. Franco is a duly incorporated and validly existing corporation under the laws of Delaware USA, as amended or supplemented, is in good standing with respect to the filing of annual reports in the office of the Colorado Secretary of State, and has full power and capacity to acquire the Royalty and to enter into, and perform all its obligations under, this Agreement.

(b) **Due Authorization.** The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Franco pursuant to this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Franco, and this Agreement has been duly executed and delivered by Franco and constitutes a legal, valid and binding obligation of Franco enforceable against Franco in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(c) **Non-Contravention**. Neither the execution and delivery of this Agreement nor the completion and performance of the transactions contemplated hereunder will result in a breach of or default under, or be contrary to, any of the provisions of the articles or by laws of Franco or any indenture, contract, agreement or instrument to which Franco is a party or by which Franco is bound.

(d) **Enforceability**. This Agreement has been, and each document, instrument and agreement to be delivered on Closing to which Franco is a party will on Closing be, duly executed and delivered by Franco and this Agreement constitutes, and each such closing document, instrument and agreement to which Franco is a party will on Closing constitute, a legal, valid and binding obligation of Franco enforceable against Franco in accordance with its terms.

ARTICLE 5
COVENANTS

5.1 Operations by Dorato

Except as otherwise provided in this Agreement, Dorato shall, from the date hereof

(a) take good care of such Mineral Property and use commercially reasonable efforts to preserve, protect and safeguard such Mineral Property;

(b) use commercially reasonable efforts to not allow Mineral Property to become subject to any Encumbrance on or after the date hereof that will have a material adverse effect on the Royalty;

(c) not sell, assign, lease, license, transfer, abandon, hypothecate, or otherwise dispose of, or agree to sell, assign, lease, license, transfer, hypothecate, or

otherwise dispose of, the Mineral Property or portion thereof, without the prior written consent of Franco, such consent not to be unreasonably withheld; provided that, any permitted assignee or transferee shall have first entered into an agreement satisfactory to Franco under which such assignee or transferee shall assume Dorato's obligations to Franco under this Agreement; and

(d) make all necessary tax, governmental and other filings necessary in respect to Mineral Properties in a timely fashion.

5.2 Mutual Covenants

Except as otherwise provided in this Agreement or as otherwise agreed upon in writing by the parties, each party shall from the date of this Agreement up to the closing use all reasonable efforts to ensure that the representations and warranties of such party in this Agreement are true and correct as of the closing and that the covenants and conditions to be fulfilled by each such party pursuant to this Agreement are fulfilled on or prior to the closing, and shall promptly inform the other party of any state of facts that will or is reasonably likely to result in any representation or warranty of such party being untrue or incorrect or in any covenant or condition being unfulfilled at closing.

5.3 Performance by Affiliates

To the extent any action or thing, or any document, instrument or other agreement to be executed or delivered, or any other payment, obligation or covenant to be fulfilled, observed or performed by either party pursuant to this Agreement or any other document, instrument or agreement contemplated hereunder, required to consummate the transactions contemplated hereunder would require an Affiliate of such party to do such action or thing, or execute and deliver such document, instrument or other agreement, or fulfill, observe or perform such other payment, obligation or covenant, each of the parties covenants and agrees to cause its Affiliate(s), as applicable, to do all such actions or things, execute and deliver all such documents, instruments and other agreements and to fulfill, observe and perform all such payments, obligations and covenants.

5.4 Books; Records; Inspections; Confidentiality

(a) **Books.** Dorato shall keep true and accurate financial books and records of all of its operations and activities on the Mineral Property and under this Agreement.

(b) **Access to Data Upon Request.** Within thirty (30) days following the request of Franco, Dorato will make available to Franco Data pertaining to exploration and development activities and operations conducted upon or with respect to the Mineral Property, including copies of reserve and resource calculations, prefeasibility studies, feasibility studies and other geological and engineering reports and studies and planned programs with estimates of proposed expenditures upon the Mineral Property for the succeeding calendar year.

(c) **Inspections.** Franco, or its authorized agents or representatives, on not less than two (2) days notice to Dorato, may enter upon all surface and subsurface portions

of the Mineral Property for the purpose of inspecting the Mineral Property, all improvements thereto and operations thereon, as well as inspecting and copying all records and data, including without limitation such records and data which are maintained electronically, pertaining to all exploration and development activities and operations on or with respect to the Mineral Property, improvements thereto and operations thereon. Franco, or its authorized agents or representatives, shall enter the Mineral Property at Franco's own risk and expense and may not unreasonably hinder operations on or pertaining to the Mineral Property. Franco shall indemnify and hold Dorato harmless from any damage, claim or demand by reason of injury to Franco or Dorato or any of their respective employees, officers, directors, agents or representatives caused by Franco's exercise of its rights herein.

(d) **<u>Investor Tours; Use of Public Information.</u>** Upon reasonable notice to Dorato and not more frequently than semi-annually, Franco shall have the right to conduct investor tours on the Property and facilities associated therewith; provided that such tours shall not unreasonably interfere with Dorato's activities and operations. Such investors tours shall be at the sole risk of Franco and its invitees, and Franco shall indemnify and hold Dorato harmless from any liability, damage, claim or demand by reason of injury to Franco or Dorato or any of their respective invitees, employees, officers, directors, agents, or representatives caused by Franco's exercise of its rights under this Section. Franco shall have the right to use for its own purposes, including, without limitation, reproduction, publication in its annual report or other public filings or presentations made public by Franco, such images, data, and other information concerning the Mineral Property made available to the public by Dorato.

(e) **<u>Confidentiality.</u>** Franco, its successors and assignors shall not, without the express written consent of Dorato, which consent shall not be unreasonably withheld, disclose any confidential or propriety data or information concerning the operations conducted on the Mineral Property obtained under this Agreement which is not already in the public domain; provided, however, Franco may disclose data or information obtained under this Agreement, including confidential or proprietary information, without the consent of Dorato: (i) if required for compliance with applicable laws, rules, regulations or orders of a Governmental Authority or stock exchange having jurisdiction over Franco or its parent or affiliated corporations; (ii) to any of Franco's consultants; (iii) to any third party to whom Franco, in good faith, anticipates selling or assigning Franco's interest hereunder; or (iv) to a prospective lender to whom an interest in the Royalty payments to be made to Franco hereunder is proposed to be granted as security, provided that Dorato shall first have been provided with a confidentiality agreement executed by such consultant, third party or lender, which agreement shall include the confidentiality provisions of this Section 5.6. Franco shall not issue any press releases pertaining to the Property except upon giving Dorato three (3) days advance written notice of the contents thereof, and Franco shall make any reasonable changes to such proposed press releases requested by Dorato. Franco shall not, without Dorato's consent, issue any press

release that implies or infers that Dorato endorses or joins in Franco's statements or representations contained in any press release. Franco shall indemnify and hold Dorato harmless from any damage, claim or demand by reason of injury to Franco, Dorato or any third parties or any of their respective employees, officers, directors, agents or representatives caused, directly or indirectly, by disclosure of the confidential or proprietary information of Dorato by any employees, directors, officers, agents, representatives, consultants, third parties or lenders that Franco discloses confidential or proprietary information of Dorato to.

ARTICLE 6
CLOSING

6.1 Date and Place of Closing

The closing of the transactions contemplated by this Agreement (the "**Closing**") shall occur sixty (60) days following notice of exercise or on such other date as may be mutually agreed upon in writing by the parties (the "**Closing Date**"). The Closing shall take place in the offices of Franco or at such other locations or times as may be agreed upon by the parties.

6.2 Franco's Closing Deliveries

At the Closing, Franco shall deliver the following to Dorato:

(a) the Purchase Price paid and satisfied in accordance with Article 2 hereof;

(b) an executed Royalty Agreement (in the form attached hereto as Schedule B); and

(c) such other documentation in form and substance required by Dorato, acting reasonably, to effect the closing contemplated hereby.

6.3 Dorato's Closing Deliveries

At the Closing Dorato shall deliver the following to Franco:

(a) an executed Royalty Agreement (in the form attached hereto as Schedule B);

(b) certified copies of resolutions of the directors of Dorato and, if required, the shareholders of Dorato, approving the transactions contemplated by this Agreement and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Dorato pursuant to this Agreement and the performance by Dorato of its rights and obligations thereunder; and

(c) such other transfers, assignments and other documentation in form and substance agreed to by the parties, acting reasonably, required by Franco, acting reasonably, to transfer the Royalty to Franco.

6.4 Concurrent Delivery

It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by any party to the other party pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered, as the case may be.

6.5 Conditions of Closing

(a) **Conditions of Closing in Favor of Franco.** As a condition precedent to closing, the representations and warranties of Dorato contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of such time; and that all of the terms, covenants, obligations and conditions of this Agreement to be performed, observed or complied with by Dorato on or before the Closing Date shall have been duly performed, observed or complied with by Dorato;

(b) **Conditions of Closing in Favor of Dorato.** As a condition precedent to closing, the representations and warranties of Franco contained in Section 4.1 of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing; and that all of the terms, covenants, obligations and conditions of this Agreement to be performed, observed or complied with by Franco on or before the Closing Date shall have been duly performed, observed or complied with by Franco.

ARTICLE 7
RESPONSIBILITY FOR OBLIGATIONS AND LIABILITIES

7.1 Mineral Property

Dorato shall be responsible for the satisfaction, discharge, fulfillment, observance, performance and payment of all liabilities whatsoever in respect of Mineral Property, which are to be satisfied, discharged, fulfilled, observed, performed or paid, from and after the date hereof, and Dorato shall indemnify and save Franco harmless from and against any losses suffered or incurred by Franco by reason of the failure of Dorato to perform or pay any of such liabilities referred to in this Section 7.1 and for which Dorato is responsible under applicable law and otherwise as provided in this Agreement.

7.2 Payment of Taxes on Sale and Transfer

Franco shall be responsible for and shall pay when due any excise taxes (goods and services taxes) and similar taxes (but not income taxes of Dorato) and any registration fees payable in respect of the sale and transfer of the Royalty to Franco.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

8.1 Survival

The representations, warranties, covenants and obligations of:

(a) Dorato in or under this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement; and

(b) Franco in or under this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement,

shall survive the Closing and shall continue in full force and effect for a period of three years from the Closing Date.

8.2 Indemnification by Dorato

Dorato agrees to indemnify and save harmless Franco from and against all losses suffered or incurred by Franco as a result of or arising directly or indirectly out of or in connection with:

(a) any material breach by Dorato or any material misrepresentation or inaccuracy of any representation or warranty of Dorato contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto; and

(b) any material breach or non-performance by Dorato of any covenant or obligation to be performed by Dorato which is contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto.

8.3 Indemnification by Franco

Franco agrees to indemnify and save harmless Dorato from and against all Losses suffered or incurred by Dorato as a result of or arising directly or indirectly out of or in connection with:

(a) any material breach by Franco or any material misrepresentation or inaccuracy of any representation or warranty of Franco contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto; and

(b) any material breach or non-performance by Franco of any covenant or obligation to be performed by Franco which is contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto.

ARTICLE 9
MISCELLANEOUS

9.1 Legal and Other Fees and Expenses

Unless otherwise specifically provided herein, the parties will pay their respective legal, accounting and other professional fees and expenses incurred by each of them in connection with the negotiation and settlement of this Agreement, the completion of the Transaction and other matters pertaining hereto.

9.2 Notices

(a) Any notice, request, demand or other communication required or permitted to be given by any party to another pursuant to this Agreement shall be in writing and shall be delivered in person, transmitted by facsimile or similar means of recorded electronic communication or sent by prepaid registered mail, addressed as follows:

(i) if to Franco:

Franco-Nevada Corporation
1745 Shea Center Drive, Suite 310
Highlands Ranch, CO 80129

Attention: Steve Aaker
Facsimile: (303) 317-6133

with a copy to:

Franco-Nevada Corporation
Exchange Tower
130 King Street West
Suite 740, PO Box 467
Toronto, Ontario M5X 1E4

Attention: Sharon Dowdall
Facsimile: (647) 477-7513

(ii) if to Dorato:

Attention: Tony Drescher
Dorato Resources Inc.
507-837 West Hastings Street
Vancouver, British Columbia, V6C 3N6

Facsimile: 604-685-5777

with a copy to:

Attention: Bob Wooder
2600-595 Burrard Street
Vancouver, British Columbia, v7X 1L3

Facsimile: 604-631-3309

(b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was personally delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 9.2.

9.3 Time of the Essence

Time is of the essence of this Agreement.

9.4 Brokers' Fees and Commissions

Each of the parties acknowledges and agrees that it has not engaged any broker, agent or other intermediary to act on its behalf on connection with the transactions contemplated by this Agreement and that it is not aware of any current or possible future claim for any brokerage, agency or finder's fee or commission in connection with the transactions contemplated by this Agreement and that if any such claim should arise through, or under, or by virtue of any action taken by any party, such party shall indemnify and hold harmless the others in respect thereof.

9.5 Entire Agreement

This Agreement constitutes the entire agreement between Franco and Dorato pertaining to the subject matter hereof and supersedes all prior agreements, undertakings, understandings, negotiations and discussions, whether oral or written, of Franco and Dorato, and there are no representations, warranties, conditions, covenants, obligations, agreements or other provisions, express or implied, collateral, statutory or otherwise, between Franco and Dorato except as set forth in this Agreement.

9.6 Confidentiality; Public Disclosure

(a) Except as provided in Section 5.4 of this Agreement, this Agreement and the contents hereof, and any instruments or agreements in implementation of this Agreement, shall be maintained in confidence by the parties and not be disclosed to any other person (except as may be required by applicable Law or pursuant to any royalty agreement and then only upon notice by the disclosing party to the other party) without the prior written approval of the other party, which shall not be unreasonably withheld.

(b) Except as provided in Section 5.4 of this Agreement, the content of any public disclosure or press release respecting this Agreement or the transactions contemplated hereby shall be approved by both parties hereto prior to the making of such public disclosure or press release, which approval shall not be unreasonably withheld by the party not subject to such disclosure requirements, provided that this Section 9.6 is subject always to all disclosure obligations of Franco and Dorato under applicable securities laws.

9.7 Enurement and Assignment

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. Dorato may not assign its rights under this Agreement in whole or in part except with the prior written consent of Franco; and in full compliance with its covenants in Section 5.1(c) above. Franco may freely assign, convey or transfer the Royalty and/or all or any part of its rights, liabilities and obligations under this Agreement, to any Affiliate or third party.

9.8 Severability

Each of the provisions contained in this Agreement is distinct and severable and a determination of illegality, invalidity or unenforceability of any such provision or part hereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof, unless as a result of such determination this Agreement would fail in its essential purposes.

9.9 Further Assurances

Each party to this Agreement covenants and agrees that, from time to time subsequent to the date hereof, such party will, at the request and expense of the requesting party, execute and deliver all such documents, instruments and agreements, including all such conveyances, transfers, consents, assumption documents and other assurances and do all such other acts and things as the other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or secure, record, perfect Franco's and/or Dorato's title and interest hereunder or to effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

9.10 Waiver and Amendment

Except as expressly provided in this Agreement, no amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to by such party in writing specifically referencing the provision so amended or waived. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement nor a continuing waiver unless otherwise expressly provided.

9.11 No Third Party Rights

Nothing in this Agreement shall be construed as giving any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or in respect of this Agreement.

9.12 Counterparts; Facsimiles

This Agreement may be executed in separate counterparts and by facsimile or email counterparts, each of which shall constitute an original and all of which, taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

DORATO RESOURCES INC.

by ______________________

Name: ANTON (TONY) DRESCHER

Title: PRESIDENT

FRANCO-NEVADA CORPORATION

by ______________________

Name: Steven Aaker

Title: Chief of U.S. Operations

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

DORATO RESOURCES INC.

by ______________________________

Name:

Title:

FRANCO-NEVADA CORPORATION

by ______________________________

Name: Steven Aaker

Title: Chief of U.S. Operations

SCHEDULE A



N
ECUADOR
PERU
MARAVILLA 19
MARAVILLA 20
MARAVILLA 21
MARAVILLA 22
LAHAINA 4
LAHAINA 5
LAHAINA 6
COMAINA 1
COMAINA 2
COMAINA 3
CAMPANA 1
CAMPANA 2
HITO
APU
LAHAINA 10
LAHAINA 11
LAHAINA 13
LAHAINA 14
LAHAINA 15
LEYENDA
DORATO PERU S.A.C.
D.M. Titulado
D.M. en Tramite
Datum: Zona 17, PSAD 56
5
0
5 Km
Escala 1:200,000
CORDILLERA DEL CONDOR

CORDILLERA DEL CONDOR - Area de interes

CODIGO	CONCESION	ZONA	SUSTANCIA	TITULAR	FECHA DENUNCIO	D_ESTADO	DEPARTAMENTO	PROVINCIA	DISTRITO	HECTAREA
010257706	LAHAINA 4	17	M	CARLOS ARMANDO BALLON BARRAZA	2006-06-12	D.M. en trámite D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	689.2444
010257806	LAHAINA 5	17	M	CARLOS ARMANDO BALLON BARRAZA	2006-06-12	D.M. en trámite D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	800.0000
010257906	LAHAINA 6	17	M	CARLOS ARMANDO BALLON BARRAZA	2006-06-12	D.M. en trámite D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	975.9268
010258306	LAHAINA 10	17	M	CARLOS ARMANDO BALLON BARRAZA	2006-06-12	D.M. en trámite D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	1,000.0000
010258406	LAHAINA 11	17	M	CARLOS ARMANDO BALLON BARRAZA	2006-06-12	D.M. en trámite D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	900.0000
010258606	LAHAINA 13	17	M	CARLOS ARMANDO BALLON BARRAZA	2006-06-12	D.M. en trámite D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	900.0000
010258706	LAHAINA 14	17	M	CARLOS ARMANDO BALLON BARRAZA	2006-06-12	D.M. en trámite D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	1,000.0000
010258806	LAHAINA 15	17	M	CARLOS ARMANDO BALLON BARRAZA	2006-06-12	D.M. en trámite D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	1,000.0000
010023208	MARAVILLA 19	17	M	CARLOS ARMANDO BALLON BARRAZA	2008-01-15	D.M. en trámite D.L. 708	FUERA DEL PERU	FUERA DEL PERU	FUERA DEL PERU	1,000.0000
010023308	MARAVILLA 20	17	M	CARLOS ARMANDO BALLON BARRAZA	2008-01-15	D.M. en trámite D.L. 708	FUERA DEL PERU	FUERA DEL PERU	FUERA DEL PERU	500.0000
010023408	MARAVILLA 21	17	M	CARLOS ARMANDO BALLON BARRAZA	2008-01-15	D.M. en trámite D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	700.0000
010023508	MARAVILLA 22	17	M	CARLOS ARMANDO BALLON BARRAZA	2008-01-15	D.M. en trámite D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	600.0000
010056193	COMAINA 1	17	M	COMPAÑIA MINERA AFRODITA S.A.	1993-02-15	D.M. Titulado D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	1,000.0000
010056493	COMAINA 2	17	M	COMPAÑIA MINERA AFRODITA S.A.	1993-02-15	D.M. Titulado D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	1,000.0000
010064993	COMAINA 3	17	M	COMPAÑIA MINERA AFRODITA S.A.	1993-03-30	D.M. Titulado D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	1,000.0000
010056393	CAMPANA 1	17	M	COMPAÑIA MINERA AFRODITA S.A.	1993-02-15	D.M. Titulado D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	1,000.0000
010056293	CAMPANA 2	17	M	COMPAÑIA MINERA AFRODITA S.A.	1993-02-15	D.M. Titulado D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	900.0000
010211695	APU	17	N	COMPAÑIA MINERA AFRODITA S.A.	1995-01-02	D.M. Titulado D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	8.7500
010064793	HITO	17	M	COMPAÑIA MINERA AFRODITA S.A.	1993-03-30	D.M. Titulado D.L. 708	EL CENEPA	CONDORCANQUI	AMAZONAS	100.0000

SCHEDULE B

ROYALTY AGREEMENT

THIS AGREEMENT is made effective the ___ day of ___________, 2008, by and between ________________, herein referred to as "Operator", and _______________ herein referred to as "Payee". Operator, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, remised, released, and forever assigned, and by these presents does grant, bargain, sell, remise, release and forever assign, unto the Payee that certain production royalty together with the rights and interests, subject to the obligations set forth below.

1. Meaning of Terms.

(a) "Beneficiated Precious Metals" means doré or concentrates produced from Precious Metals by Operator's final mill or other final processing plant, but specifically excludes (i) raw or crushed ore containing Precious Metals or (ii) other preliminarily processed Precious Metals;

(b) "Environmental Obligations" means the obligations and covenants of Operator, from and after the date this Agreement takes effect, not to undertake, cause, suffer, or permit any condition or activity at, on or in the vicinity of the Property which constitutes a nuisance or which results in a violation of or liability under any environmental Laws;

(c) "Hedging Transactions" means any and all activities by which the Operator sells or disposes of Minerals by engaging in any commodity futures trading, option trading, metals trading, or sales or dispositions of Minerals for other than spot prices, or any combination thereof, and any other hedging transactions;

(d) "Laws" means all applicable present or future federal, canton, provincial, and local laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies and guidelines of Colorado, USA or Peru relating to Operator's operations and activities on or with respect to the Property;

(e) "Minerals" means all minerals of every nature and kind, including without limitation metals, precious metals, gems, industrial minerals, commercially valuable rock, aggregate, clays, and diatomaceous earth, hydrocarbons, oil, gas, and other materials which are mined, excavated, extracted, recovered in soluble solution or otherwise recovered or produced from the Concessions;

(f) "Monthly Production" means (i) in the case of Precious Metals, the gross number of troy ounces of Precious Metals contained in the production from the Property which were delivered to the Payor during the preceding calendar month; and (ii) in the case of

Other Minerals, the gross amount of the particular Other Mineral contained in the production from the Property which were delivered to the Payor during the preceding calendar month;

(g) "Net Smelter Returns" has the meaning ascribed to that term in Sections 4.1 and 4.2;

(h) "Other Minerals" means all Minerals other than Precious Metals and Beneficiated Precious Metals;

(i) "Operator" includes all of Operator's successors-in-interest, including inter alia the operator of the Property, assignees, partners, joint venture partners, lessees and, when applicable, mortgagees and Operator's subsidiary, parent, sister or affiliated companies;

(j) "Party" or "Parties" means one or more of the persons or entities who or which are a party to this Agreement;

(k) "Payee" includes all of Payee's successors-in-interest, including inter alia assignees, partners, joint venture partners, lessees and, when applicable, mortgagees and Payee's subsidiary, parent, sister or affiliated companies;

(l) "Payor" means the smelter, refiner, processor, purchaser or other recipient of such production, or an insurer as a result of casualty to such production to whom the Monthly Production is delivered;

(m) "Precious Metals" means gold, silver and platinum group metals contained in the Minerals, and includes Beneficiated Precious Metals;

(n) "Property" means all of the right, title and interest in and to the lands, leases and concessions and all other real property rights described in Exhibit A attached hereto and incorporated herein by this reference;

(o) "Royalty" means the Royalty described in Section 4 of this Agreement, together will all other rights of the Payee as set forth elsewhere in this Agreement.

2. Term. The term of this Agreement shall be perpetual, it being the intent of the Parties hereto that, to the extent allowed by law, the Royalty constitutes an interest in the land affecting the Property and all successions thereof whether created privately or through governmental action.

3. Property Subject to Royalty. The Property subject to this Agreement, generally known as the Cordillera Del Condor and includes without limitation all current and future real, personal, and other property rights appurtenant thereto (collectively "Property"), is more particularly described in Exhibit A attached hereto and incorporated herein by this reference.

4. Royalty. Operator shall pay to Payee a perpetual Royalty in the amount of ____ ____________ percent (_____%) of Net Smelter Returns from the sale or other disposition of

Minerals produced from the Property, determined in accordance with the provisions set forth in this Section and, if applicable, Section 8.

4.1. For Precious Metals. Net Smelter Returns, in the case of Precious Metals, shall be determined by multiplying (i) the Monthly Production by (ii) for gold, the average of the London Bullion Market, Afternoon Fix, spot prices for the calendar month of the Monthly Production; for all other Precious Metals, the average of the New York Commodities Exchange final daily spot prices for the calendar month of the Monthly Production, and subtracting from the product of (i) and (ii) only the following if actually incurred and paid by Operator:

(a) charges imposed by the Payor for refining bullion from Beneficiated Precious Metals contained in such production;

(b) penalty substance, assaying, and sampling charges imposed by the Payor for refining Beneficiated Precious Metals contained in such production;

(c) the net amount of mining and severance taxes assessed directly on the production of Precious Metals, but excluding without limitation all such taxes paid directly by Payee and any and all taxes based upon either (i) the net or gross income of the Operator or (ii) the value of the Property, the privilege of doing business, and other similarly based taxes;

(d) all reasonable transportation costs to a smelter, mint or refinery including, without restricting the generality of the foregoing, any and all costs of insurance in respect thereto; and

(e) costs and expenses of marketing, if any.

In the event the refining of bullion from the Beneficiated Precious Metals contained in such production is carried out in custom toll facilities owned or controlled, in whole or in part, by Operator, which facilities were not constructed for the purpose of refining Precious Metals or Other Minerals, then charges, costs and penalties for such refining shall mean the amount Operator would have incurred if such refining were carried out at facilities not owned or controlled by Operator then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by Operator with respect to such refining.

In the event Operator receives insurance proceeds for loss of production, Operator shall pay to Payee the Royalty percentage of the gross amount of any such insurance proceeds which are received by Operator for such loss of production.

4.2. For Other Minerals. Net Smelter Returns, in the case of Other Minerals, shall be determined by multiplying (i) the Monthly Production by (ii) the average of the New York Commodities Exchange final daily spot prices for the preceding calendar month of the

appropriate Other Mineral, and subtracting from the product of (i) and (ii) only the following if actually incurred:

(a) charges imposed by the Payor for smelting, refining or processing Other Minerals contained in the Monthly Production, but excluding any and all charges and costs related to Operator's mills or other final processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; and

(b) penalty substance, assaying, and sampling charges imposed by the Payor for smelting, refining, or processing Other Minerals contained in the Monthly Production, but excluding any and all charges and costs of or related to Operator's mills or other final processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part.

(c) the net amount of mining and severance taxes assessed directly on the production of Other Minerals, but excluding without limitation all such taxes paid directly by Payee and any and all taxes based upon (i) the net or gross income of the Operator and (ii) the value of the Property or the privilege of doing business, and other similarly based taxes;

(d) all reasonable transportation costs to a smelter, mint or refinery including, without restricting the generality of the foregoing, any and all costs of insurance in respect thereto; and

(e) costs and expenses of marketing, if any.

In the event smelting, refining, or processing of Other Minerals are carried out in custom toll facilities owned or controlled, in whole or in part, by Operator, which facilities were not constructed for the purpose of milling or processing Precious Metals or Other Minerals, then charges, costs and penalties for such smelting, refining or processing shall mean the amount Operator would have incurred if such smelting, refining or processing were carried out at facilities not owned or controlled by Operator then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by Operator with respect to such smelting and refining.

In the event Operator receives insurance proceeds for loss of production, Operator shall pay to Payee the Royalty percentage of any such insurance proceeds which are received by Operator for such loss of production.

4.3. Unavailable Spot Prices. If the applicable spot prices in Section 4.1 and 4.2 are no longer available from the London Bullion Market or New York Commodities Exchange, as applicable, the parties shall select a comparable commodity quotation for purposes of calculating the Net Smelter Returns. If such selection has not been completed

prior to the end of the calendar month following the month in which the applicable spot prices are no longer available, the average spot price for the calendar month in which the spot price becomes no longer available shall be used on an interim basis pending such selection.

4.4. Time and Manner; In-Kind or Cash Payment. At the time of making payment to or otherwise crediting the account of Operator for production from the Property pursuant to Sections 4.1 or 4.2 (but within the time provided in Section 4.5), the Payor shall contemporaneously pay the Royalty in accordance with written instructions given to the Payor by Payee as provided in Sections 4.4.1 and 4.4.2. Once the Payor has received instructions from Payee, such instructions shall remain in effect until the Payor has received different instructions from Payee. All contractual or other arrangements entered into by Operator with the Payor shall contain provisions implementing the terms and conditions of payment set forth in Sections 4.4 and 4.5 hereof and Operator shall procure the written undertaking of Payor contractually binding Payor to perform in accordance with Sections 4.4 and 4.5 in form and substance enforceable by Payee. Operator acknowledges its primary obligation to pay the Royalty and that no undertaking by the Payor shall relieve Operator of that obligation, and Operator agrees to indemnify, protect and defend Payee from and against any loss, cost (including attorney's fees incurred) or liability arising from the performance or failure of performance by Payor hereunder or under any contractual or other arrangements entered into by Operator with the Payor pursuant to or for the purposes of complying with Sections 4.4 and 4.5 hereof. Payee may, from time to time in its discretion, change the bank or account number for payment under to Sections 4.4.1 and 4.4.2 by giving written notice thereof to Operator and the Payor; such notice shall be effective upon actual receipt by the Payor, or upon the fourth day after deposit of such notice in the mail, first class postage prepaid, addressed to the Payor, whichever occurs first. All costs charged by the Payor as a result of complying with the payment provisions of Sections 4.4 and 4.5 shall be paid by Payee, and Operator shall have no liability or responsibility therefor.

4.4.1. Precious Metals. The Payor shall pay the Royalty for each shipment of Precious Metals either (a) in the form of gold bullion (.995+ fine gold) directly to Payee's account maintained with the Payor as directed by Payee, or (b) by delivery of a check or draft payable to Payee's account with a bank to be designated in writing by Payee. In the event Payee instructs the Payor to deliver the Royalty in the form of gold bullion, the Royalty payable on silver or platinum group metals shall be converted to the gold equivalent of such silver or platinum group metals by using the average monthly spot prices for Precious Metals described in Section 4.1.

4.4.2. Other Minerals. The Payor shall pay the Royalty for each shipment of Other Minerals by delivery of a check or draft payable to Payee's account with a bank to be designated in writing by Payee.

4.5. Payment Accounting; Interim Settlements; Late Charges. All credits or payments of the Royalty shall be accompanied by a detailed statement explaining the manner in which the payment was calculated together with any available settlement sheets from the Payor. In no event shall payment of the Royalty be made later than thirty (30) days after the

delivery to the Payor, or use by Operator, of the Precious Metals, Beneficiated Precious Metals, or Other Minerals. Such payments and statements shall be deemed conclusively correct unless Payee objects to them in writing within eighteen (18) months after receipt thereof. On those occasions when all necessary information is not available to the Payor within the thirty (30) day period, the Payor shall make an interim settlement of the Royalty for such shipment or use within the thirty (30) day period; such interim settlement shall provide for payment of not less than ninety percent (90%) of the anticipated final settlement Royalty as determined by the assays and quantities of the Precious Metals or Other Minerals received by the Payor with respect to which such interim settlement is being made. Final settlement of the Royalty shall be promptly made upon receipt by the Payor of all information necessary or appropriate to make final settlement for such shipment. In the event payment of any Royalty is not made within the time set forth above, Payee may give the Operator notice in writing of such default, and unless within five (5) days of receipt of such notice Payee shall have received such Royalty payment, then Operator shall pay an additional sum equal to ten percent (10%) of the delinquent payment ("late charge") plus interest on the delinquent payment and the late charge at the rate twelve percent (12%) per annum which shall accrue from the day the delinquent payment was due to the date of payment of the Royalty, late charge and accrued interest.

4.6. Hedging Transactions: Futures, Options and Other Trading. All profits and losses resulting from Operator engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions (collectively "hedging transactions") are specifically excluded from Royalty calculations pursuant to this Agreement. All hedging transactions by Operator and all profits or losses associated therewith, if any, shall be solely for Operator's account. The Royalty payable on Precious Metals or Other Minerals subject to hedging transactions shall be determined as follows:

4.6.1. Affecting Precious Metals. The amount of Royalty to be paid on all Precious Metals subject to hedging transactions by Operator shall be determined in the same manner as provided in Section 4.1, with the understanding that the average monthly spot price shall be for the calendar month during which Precious Metals subject to hedging transactions are delivered to or credited to the account or benefit of Operator, whichever first occurs, by the Payor.

4.6.2. Affecting Other Minerals. The amount of Royalty to be paid on all Other Minerals subject to hedging transactions by Operator shall be determined in the same manner as provided in Section 4.2, with the understanding that the average monthly spot price shall be for the calendar month during which Other Minerals subject to hedging transactions are delivered to or credited to the account or benefit of Operator, whichever first occurs, by the Payor.

4.7. Commingling. Before any Precious Metals or Other Minerals produced from the Property are commingled with minerals from other properties, the Precious Metals or Other Minerals produced from the Property shall be measured and sampled in accordance with

sound mining and metallurgical practices for moisture, metal, commercial minerals and other appropriate content. Representative samples of the Precious Metals or Other Minerals shall be retained by Operator and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine metal, commercial minerals, and other appropriate content. Detailed records shall be kept by Operator showing measures, moisture, assays of metal, commercial minerals, and other appropriate content and penalty substances, and gross metal content of the Precious Metals or gross metal or mineral content of Other Minerals. From this information, Operator shall determine the amount of Royalty due and payable to Payee from Precious Metals or Other Minerals produced from the Property commingled with minerals from other properties. Following the expiration of the period for objection described above in Section 4.5, and absent timely objection, if any, made by Payee, Operator may dispose of the materials and data required to be kept and produced by this Section 4.7.

5. Books; Records; Inspections; Confidentiality.

5.1. Books. Operator shall keep true and accurate books and records of all of its operations and activities on the Property and under this Agreement. Such books and records shall be kept on the accrual basis in accordance with generally accepted accounting principles consistently applied. Not more frequently than annually and within the time provided in Section 4.5 of this Agreement, Payee may, at Payee's sole expense, give notice to Operator that Payee desires to perform an audit or other examination of all of Operator's books and records kept as required by this Agreement. All financial information shall conclusively be deemed correct for purposes of this Agreement unless Payee has given timely notice that it desires to audit or examine Operator's books and records in the manner and within the time provided in Section 4.5 of this Agreement. Payee shall promptly commence any such audits and shall diligently prosecute the same to conclusion.

5.2. Reports. Not later than March 1 following the end of each calendar year, Operator shall provide Payee with an annual report of all activities and operations conducted upon or with respect to the Property during the preceding calendar year. Such annual report shall include estimates of proposed expenditures upon, anticipated production from, and estimated remaining ore reserves on the Property for the succeeding calendar year. Additionally and within 30 days of the end of each calendar quarter, Operator shall provide Payee access to all data and information generated with respect to the Property during the calendar quarter just ended.

5.3 Inspections. Payee, or its authorized agents or representatives, on not less than two (2) days notice to Operator, may enter upon all surface and subsurface portions of the Property for the purpose of inspecting the Property, all improvements thereto and operations thereon, as well as inspecting and copying all records and data, including without limitation such records and data which are maintained electronically, pertaining to all activities and operations on or with respect to the Property, improvements thereto and operations thereon. Payee, or its authorized agents or representatives, shall enter the Property at Payee's own risk and expense and may not unreasonably hinder operations on or pertaining to the

Property. Payee shall indemnify and hold Operator harmless from any damage, claim or demand by reason of injury to Payee or Operator or any of their respective employees, officers, directors, agents or representatives caused by Payee's exercise of its rights herein.

5.4 Investor Tours; Use of Public Information. Upon reasonable notice to Operator and not more frequently than semi-annually, Payee shall have the right to conduct an investors tour on the Property and facilities associated therewith; provided that such tours shall not unreasonably interfere with Operator's activities and operations. Such investors tours shall be at the sole risk of Payee and its invitees, and Payee shall indemnify and hold Operator harmless from any liability, damage, claim or demand by reason of injury to Payee or Operator or any of their respective invitees, employees, officers, directors, agents, or representatives caused by Payee's exercise of its rights under this Section. Payee shall have the right to inspect and copy all data. Payee shall have the right to use for its own purposes, including without limitation, reproduction, publication in its annual report or other public filings, or presentations made public by Payee, such images, data and other information concerning the Property made available to the public by Operator.

5.5 Confidentiality. Payee shall not, without the express written consent of Operator, which consent shall not be unreasonably withheld, disclose any data or information concerning the Operations conducted on the Property or obtained under the Agreement or this Agreement which is not already in the public domain; provided, however, Payee may disclose data or information obtained under this Agreement without the consent of Operator: (i) if required for compliance with applicable laws, rules, regulations or orders of a Governmental Authority or stock exchange having jurisdiction over Payee or its parent or affiliated corporations; (ii) to any of Payee's consultants; (iii) to any third party to whom Payee, in good faith, anticipates selling or assigning Payee's interest hereunder; or (iv) to a prospective lender to whom an interest in the Royalty payments to be made to Payee hereunder is proposed to be granted as security, provided that Operator shall first have been provided with a confidentiality agreement executed by such consultant, third party or lender, which agreement shall include the confidentiality provisions of this Section 5.6. Payee shall not issue any press releases pertaining to the Property except upon giving Operator three (3) days advance written notice of the contents thereof, and Payee shall make any reasonable changes to such proposed press releases requested by Operator. Payee shall not, without Operator's consent, issue any press release that implies or infers that Operator endorses or joins in Payee's statements or representations contained in any press release. Payee shall indemnify and hold Operator harmless from any damage, claim or demand by reason of injury to Payee, Operator or any third parties or any of their respective employees, officers, directors, agents or representatives caused, directly or indirectly, by disclosure of the confidential or proprietary information of Operator by any employees, directors, officers, agents, representatives, consultants, third parties or lenders that Payee discloses confidential or proprietary information of Operator to.

6. Compliance with Laws; Reclamation, Environmental Obligations, and Indemnities.

6.1. Compliance with Laws. Operator shall at all times comply with all applicable laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies and guidelines relating to operations and activities on or with respect to the Property.

6.2. Reclamation, Environmental Obligations, and Indemnities. Operator shall, from and after the date this Agreement takes effect, timely and fully perform all reclamation required by all governmental authorities pertaining or related to Operator's operations or activities on or with respect to the Property or required under this Agreement. Operator, from and after the date this Agreement takes effect, covenants and agrees not to undertake, cause, suffer, or permit any condition or activity at, on or in the vicinity of the Property which results in a violation of or liability under any applicable environmental laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies and guidelines (collectively "Environmental Obligations"). From and after the date this Agreement takes effect, and in the event Operator fails to comply with any Environmental Obligations, undertakes any activity giving rise to liability under any Environmental Obligations, or otherwise breaches any Environmental Obligations, Operator shall promptly remedy and correct such failure to comply, satisfy such liability, cure such breach and satisfy all obligations in connection therewith. Operator covenants and agrees to indemnify and hold Payee harmless from any and all liabilities, obligations, claims (including administrative claims and claims for injunctive relief), losses, costs, damages, expenses, attorney fees and causes of action asserted against Payee related to Operator's failure to comply with and satisfy Environmental Obligations or other obligations under this Agreement. The covenants and agreements of this Section 6.2 shall survive the termination of Operator's rights under this Agreement or to the Property.

7. Stockpiling. The rights of Operator to stockpile, store or place Precious Metals or Other Minerals off of the Property pursuant to any of the provisions of this Agreement shall not be exercisable until Operator has first secured from the property owner where such stockpiling, storage or placement is to occur a written agreement in recordable form which provides that Payee's rights to the Precious Metals and Other Minerals shall be preserved. Such agreement shall provide, *inter alia*, that (a) Payee's rights pursuant to this Agreement, insofar as they are applicable, shall continue in full force and effect with respect to Precious Metals and Other Minerals from the Property; (b) Payee's rights in and to the Precious and Other Minerals shall be the same as if the Precious Metals and Other Minerals were situate on the Property; (c) Payee's rights set forth in this Section 7 shall have precedence over the rights to the Precious Metals and Other Minerals of the property owner where the Precious Metals and Other Minerals are stockpiled, stored or placed, as well as the creditors of the said property owner; and (d) the agreement shall be irrevocable as long as the Precious Metals and Other Minerals from the Property, or any part thereof, remain on the property not part of the Property. The provisions of this Section 7 shall not be applicable to Precious Metals or Other

Minerals which at any given point in time do not exceed a value of contained minerals in excess of Five Million Dollars ($5,000,000).

8. Tailings and Residues. All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively "Materials") resulting from Operator's operations and activities on the Property shall be the sole property of Operator, but shall remain subject to the Royalty should the same be processed or reprocessed, as the case may be, in the future and result in the production of Precious Metals or Other Minerals. Notwithstanding the foregoing, Operator shall have the right to dispose of Materials from the Property on or off of the Property and to commingle the same with Material from other properties. In the event Materials are processed or reprocessed, as the case may be, the Royalty payable thereon shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

9. Title Maintenance, Maintenance, and Taxes; Abandonment.

9.1 Title Maintenance and Taxes. From the date this Agreement takes effect, Operator shall maintain title to the Property, including without limitation, paying when due all taxes on or with respect to the Property and doing all things and making all payments necessary or appropriate to maintain the right, title and interest of Operator and Payee, respectively, in the Property and under this Agreement.

9.2. Abandonment. In the event Operator intends to abandon any of the lands comprising a portion or all of the Property ("Abandonment Property"), Operator shall first give notice of such intention to Payee at least 70 days in advance of the proposed date of abandonment. If not later than 10 days before the proposed date of abandonment Operator receives from Payee written notice that Payee desires Operator to convey the Abandonment Property to Payee, Operator shall, without additional consideration, convey the Abandonment Property in good standing by quit claim deed, without warranty, to Payee and shall thereafter have no further obligation to maintain the title to the Abandonment Property. If Payee does not timely give such notice to Operator, Operator may abandon the Abandonment Property and shall thereafter have no further obligation to maintain the title to the Abandonment Property; *provided, however*, if Operator reacquires any of the ground covered by the Abandonment Property at any time within five (5) years following abandonment, the production of Precious Metals and Other Minerals from such ground shall be subject to this Agreement.

10. Insurance. Operator shall purchase or otherwise arrange at its own expense and shall keep in force at all times, directly or through the services of an independent contractor, insurance, including but not limited to, the following:

10.1. Employees Insurance. Such insurance or the like covering all persons engaged in the performance of activities or operations as is required or appropriate under law or local governmental bodies or agencies.

10.2 General Liability. Comprehensive general public liability insurance against claims for bodily injury or death or property damage arising out of or resulting from

Operator's activities or operations on or with respect to the Property, in such amounts as will adequately protect Operator, Payee, the Royalty, and the Property from any and all claims, liabilities and damages which may arise with respect to this Agreement or the Property. Payee shall be named as a co-insured.

10.3 Self Insurance. Payee may self insure the foregoing obligations, provided such self insurance is sufficient to meet the requirements of Sections 10.1 and 10.2 above and is in compliance with applicable laws, statutes, rules, and regulations.

11. Dispute Resolution.

11.1 Matters to be Arbitrated

Any dispute, controversy or claim arising under or in connection with this Agreement or any document, instrument or agreement delivered pursuant hereto, the resolution of which is not provided for in this Agreement and which cannot be resolved or settled by the parties, shall be settled by arbitration in accordance with this Article 11 upon written notice by a party to the other.

11.2 Procedure for Arbitration

(a) Arbitration shall be conducted in accordance with the *Ontario Arbitration Act, 1991*, as amended, by three arbitrators. Each party will appoint one arbitrator, and such arbitrators together shall appoint the third arbitrator. Each arbitrator shall be an individual with not less than 15 years of expertise in the precious metals mining industry as a senior executive, accountant or lawyer and no arbitrator shall have been a director, officer or employee of, or contractor or service provider to, or director, officer, beneficial owner or close relative of a beneficial owner of any contractor or service provider to, any party for a period of five years preceding his or her appointment as an arbitrator. The place of arbitration will be Toronto, Ontario. The language of the arbitration will be English. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim. The award (including any award as to the costs of the arbitration) shall be final and binding and not subject to review or appeal for any reason whatsoever. Judgment thereon may be entered by any court of competent jurisdiction. Any arbitration and hearings relating thereto and all decisions, documents and submissions prepared or filed in connection therewith shall be in the English language.

(b) All matters relating to any dispute, controversy or claim which is the subject matter of arbitration hereunder, including all submissions made to the arbitrators and the decision of the arbitrators, shall be treated as confidential by the parties and the parties shall, and shall cause any witnesses, counsel or professional advisers retained in connection with such an arbitration to, maintain all such matters in strict confidence.

(c) The Prevailing Party in any arbitration proceedings (or litigation) shall, in addition to any other relief awarded by the arbitrators (or court) be entitled to a judgment against the non-prevailing party for reasonable attorneys fees and cost incurred in such proceedings or litigation.

11.3 Continuing Obligations. Pending settlement of any dispute, controversy or claim, the parties shall abide by their obligations under this Agreement without prejudice to a final adjustment in accordance with an award rendered in an arbitration settling such dispute, controversy or claim.

12. General Provisions.

12.1. Additional Documents. The Parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Agreement.

12.2. Assignment. Operator shall not sell, assign, lease, license, transfer, hypothecate, encumber, or otherwise dispose of, or agree to sell, assign, lease, license, transfer, hypothecate, encumber, or otherwise dispose of, the Property or portion thereof, without the prior written consent of Payee, such consent not to be unreasonably withheld; provided that, any permitted assignee or transferee shall have first entered into an agreement satisfactory to Payee under which such assignee or transferee shall assume Operator's obligations to Payee under this Agreement. Payee may freely assign, convey or transfer the Royalty and/or all or any part of its rights, liabilities and obligations under this Agreement to any third party.

12.3. No Partnership. Nothing in this Agreement shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between Parties.

12.4. Governing Law. This Agreement is to be governed by and construed under the laws of the State of Colorado, USA.

12.5. Time of Essence. Time is of essence in this Agreement.

12.6. Notices. Unless otherwise provided in this Agreement, any notice or other correspondence required or permitted by this Agreement shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Party to whom directed, or when sent by certified mail, electronic facsimile transmission, or Western Union telegraph, with all necessary postage or charges fully prepaid, return receipt requested (or in the case of a facsimile or telegram, confirmation of delivery), and addressed to the Party to whom directed at the following address:

OPERATOR: PAYEE:

Either Party may change its address for the purpose of notices or communications by furnishing notice thereof to the other Party in the manner provided in this Section.

12.7 Binding Effect. All of the covenants, conditions, and terms of this Agreement shall (i) be of benefit to the Parties, (ii) to the maximum extent allowed by law, be an interest in the Property, and (iii) bind and inure to the benefit of the Parties, their successors and permitted assigns.

12.8 Entire Agreement; Integration. This Agreement contains the entire agreement between Parties, and no oral agreement, promise, statement or representation which is not contained herein shall be binding on the Parties unless subsequently reduced to writing and signed by the Parties. The provisions of this Agreement shall supersede all previous oral or written agreements between the Parties hereto.

IN WITNESS WHEREOF, Operator and Payee have executed this Agreement effective on the date first set forth above.

SIGNATURES AND NOTARIALS